Exhibit (a)(4)

SELIGMAN HIGH INCOME FUND SERIES

Abolition of Class D

Of

Seligman High Yield Fund and U.S. Government Securities Fund

WHEREAS, Seligman High Income Fund Series (the “Trust”) was established pursuant to a Declaration of Trust dated July 25, 1984, as amended from time to time (the “Declaration of Trust”);

WHEREAS, pursuant to Section 6.9(j) of the Declaration of Trust, the Trustees established and designated Class D Shares (“Class D”) of High-Yield Fund (the “High-Yield Fund”) and of U.S. Government Securities Fund of Shares (the “Government Fund”), each such fund a separate series of the Trust;

WHEREAS, the Trustees of the Trust have converted all shares of Class D of the High-Yield Fund and the Government Fund into shares of Class C of the High-Yield Fund and the Government Fund, respectively, on May 16, 2008;

WHEREAS, there are no more Class D shares of either of the High Yield Fund or the Government Fund outstanding; and

WHEREAS, the Trustees of the Trust have determined that Class D of each of the High-Yield Fund and the Government Fund should be abolished;

NOW, THEREFORE, the undersigned, being at least a majority of the Trustees of the Trust in office, hereby (i) abolish Class D of the High-Yield Fund and the establishment and designation thereof, and (ii) abolish Class D of the Government Fund and the establishment and designation thereof, each such abolition to take effect upon the filing of this certificate with the Secretary of State of the Commonwealth of Massachusetts.

Each of the undersigned states that the foregoing action was duly taken in the manner provided for in the Declaration of Trust.

A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by the Trustees of the Trust, as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, Officers, or Shareholders individually but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the undersigned have set their hand to this instrument as of this 16th day of May, 2008.

Maureen Fonseca	Leroy C. Richie

John R. Galvin	Robert L. Shafer

John F. Maher	James N. Whitson

Frank A. McPherson	William C. Morris

Betsy S. Michel	Brian T. Zino